Exhibit 11

[Goodwin Procter LLP Letterhead]

October 29, 2021

Barings BDC, Inc.
300 South Tryon Street, Suite 2500
Charlotte, NC 28202

Re:          Securities Registered under Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form N-14 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Barings BDC, Inc., a Maryland corporation (the “Company”), of up to 102,276,889.12 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, which may be issued to the stockholders of Sierra Income Corporation, a Maryland corporation (“Sierra”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of September 21, 2021 (the “Merger Agreement”), by and among the Company, Mercury Acquisition Sub, Inc., a Maryland corporation, Sierra and Barings LLC, a Delaware limited liability company.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Sierra, in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non‑assessable.

Barings BDC, Inc.
October 29, 2021

We hereby consent to the inclusion of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP